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                      [letterhead of Coopers & Lybrand]

                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------

We consent to the incorporation by reference in this Post-Effective Amendment No. 16 to the Registration Statement of The Empire Builder Tax Free Bond Fund on Form N-1A (File No. 811-2907), of our report dated April 17, 1997 on our audit of the financial statements and financial highlights of The Empire Builder Tax Free Bond Fund.

We also consent to the references to our Firm under the caption "Financial Highlights" in the Prospectus and the captions "Independent Accountants" and "Financial Statements" in the Statement of Additional Information which is part of this Registration Statement.

                                       /s/ Coopers & Lybrand L.L.P.
                                       COOPERS & LYBRAND L.L.P.

New York, New York
June 27, 1997